Free Writing Prospectus

(To Preliminary Prospectus Supplement dated November 10, 2015 and Prospectus dated November 26, 2013)

Filed Pursuant to Rule 433

Dated November 10, 2015

Registration No. 333-192551

AstraZeneca PLC

US$1,000,000,000 1.750% Notes due 2018

US$1,600,000,000 2.375% Notes due 2020

US$2,000,000,000 3.375% Notes due 2025

US$1,000,000,000 4.375% Notes due 2045

US$400,000,000 Floating Rate Notes due 2018

Final Term Sheets

Issuer:	AstraZeneca PLC
Trade Date:	November 10, 2015
Settlement Date:	November 16, 2015 (T+3)
Expected Ratings:	Moody’s: A2 (negative); S&P: A (stable)

US$1,000,000,000 1.750% Notes due 2018:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,000,000,000
Maturity Date:	November 16, 2018
Coupon:	1.750%
Benchmark Treasury:	0.875% due October 15, 2018
Benchmark Treasury Spot and Yield:	99-02¼, 1.200%
Spread to Benchmark Treasury:	0.550%
Yield to Maturity:	1.750%
Price to Public:	100.000% of face amount
Interest Payment Dates:	May 16 and November 16, commencing May 16, 2016
Gross Proceeds to Issuer:	$1,000,000,000
Underwriting Discount and Commissions:	0.250% of face amount
Net Proceeds to Issuer:	$997,500,000
Redemption Provisions:
Optional Make-Whole Redemption:

At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.10%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

CUSIP:	046353AH1
ISIN:	US046353AH15

US$1,600,000,000 2.375% Notes due 2020:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,600,000,000
Maturity Date:	November 16, 2020
Coupon:	2.375%
Benchmark Treasury:	1.375% due October 31, 2020
Benchmark Treasury Spot and Yield:	98-12+, 1.714%
Spread to Benchmark Treasury:	0.750%
Yield to Maturity:	2.464%
Price to Public:	99.584% of face amount
Interest Payment Dates:	May 16 and November 16, commencing May 16, 2016
Gross Proceeds to Issuer:	$1,593,344,000
Underwriting Discount and Commissions:	0.350% of face amount
Net Proceeds to Issuer:	$1,587,744,000
Redemption Provisions:
Optional Make-Whole Redemption:

At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.15%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

CUSIP:	046353AK4
ISIN:	US046353AK44

US$2,000,000,000 3.375% Notes due 2025:

Security Type:	Senior Notes
Aggregate Principal Amount:	$2,000,000,000
Maturity Date:	November 16, 2025
Coupon:	3.375%
Benchmark Treasury:	2.000% due August 15, 2025
Benchmark Treasury Spot and Yield:	97-02+, 2.336%
Spread to Benchmark Treasury:	1.150%
Yield to Maturity:	3.486%
Price to Public:	99.070% of face amount
Interest Payment Dates:	May 16 and November 16, commencing May 16, 2016
Gross Proceeds to Issuer:	$1,981,400,000
Underwriting Discount and Commissions:	0.450% of face amount
Net Proceeds to Issuer:	$1,972,400,000
Redemption Provisions:
Optional Make-Whole Redemption:

At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.20%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

CUSIP:	046353AL2
ISIN:	US046353AL27

US$1,000,000,000 4.375% Notes due 2045:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,000,000,000
Maturity Date:	November 16, 2045
Coupon:	4.375%
Benchmark Treasury:	3.000% due May 15, 2045
Benchmark Treasury Spot and Yield:	97-28+, 3.110%
Spread to Benchmark Treasury:	1.350%
Yield to Maturity:	4.460%
Price to Public:	98.602% of face amount
Interest Payment Dates:	May 16 and November 16, commencing May 16, 2016
Gross Proceeds to Issuer:	$986,020,000
Underwriting Discount and Commissions:	0.875% of face amount
Net Proceeds to Issuer:	$977,270,000
Redemption Provisions:
Optional Make-Whole Redemption:

At the option of the Company, at any time, in whole or in part, at the redemption price equal to the greater of (1) 100% of the principal amount and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the applicable notes (excluding any portion of such payments of interest accrued and unpaid as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus 0.25%, plus, in each case, accrued interest thereon to the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.

CUSIP:	046353AM0
ISIN:	US046353AM00

US$400,000,000 Floating Rate Notes due 2018:

Security Type:	Senior Notes
Aggregate Principal Amount:	$400,000,000
Maturity Date:	November 16, 2018
Interest Rate:	The interest rate for the Floating Rate Notes for the first interest period will be LIBOR (as defined herein) as determined on November 12, 2015 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period (as defined below) will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread.
Spread:	53 basis points
Price to Public:	100.000% of face amount
Interest Payment Dates:	Interest on the Floating Rate Notes will be paid quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2016.
Interest Reset Dates:	Interest on the Floating Rate Notes will have Interest Reset Date of February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2016.
Gross Proceeds to Issuer:	$400,000,000
Underwriting Discount and Commissions:	0.250% of face amount
Net Proceeds to Issuer:	$399,000,000
Redemption Provisions:
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances, in whole but not in part, at a price equal to 100% of the principal amount plus accrued interest thereon to the redemption date.
CUSIP:	046353AJ7
ISIN:	US046353AJ70

Joint Book-Running Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

*****

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll-free 1-888-603-5847, HSBC Securities (USA) Inc. at toll-free 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated at toll-free 1-800-294-1322, or Morgan Stanley & Co. LLC at toll-free 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.